Exhibit 99.1

MCEWEN MINING REPORTS 2017 FULL YEAR AND Q4 RESULTS

TORONTO, February 22, 2018 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full  year results for the period ended December 31, 2017. For the year, McEwen Mining achieved production of 152,329 gold equivalent ounces(1)(“GEOs”). Our consolidated net loss for 2017 was $10.6 million(2), or $0.03 per share. Net cash outflow during the year from operating activities was $15.4 million, principally due to higher exploration, development and operating expenses associated with our long-term growth plans. As of February 21, 2018 the Company had cash, investments and precious metals of $60 million and no debt.

Our year end conference call will occur on Thursday, February 22nd at 11am EST. Details are provided below.

The table below provides production and cost results for the fourth quarter and year ended December 31, 2017, comparative results from last year, and production and cost guidance for 2018. For the SEC Form 10-K Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Production and Costs

	Q4		Full Year		Full Year
	2016	2017	2016	2017	2018 Guidance
Consolidated Production
Gold (oz)	20,336	48,609	101,481	109,947	128,000
Silver (oz)	838,768	926,739	3,303,709	3,178,742	3,225,000
GEOs(1)	31,520	60,965	145,529	152,329	171,000
El Gallo Mine, Mexico
GEOs(1)	7,675	19,893	55,265	46,694	32,000
Cash Cost ($/GEO)(1)(4)	699	1,135	524	791	650
AISC ($/GEO)(1)(4)	832	1,251	610	909	715
San José Mine, Argentina (49%)(3)
Gold (oz)	12,714	14,528	46,553	49,233	48,000
Silver (oz)	834,846	919,898	3,278,373	3,159,352	3,225,000
GEOs(1)	23,845	26,793	90,264	91,357	91,000
Cash Cost ($/GEO)(1)(4)	729	699	760	839	860
AISC ($/GEO)(1)(4)	970	828	954	1,027	1,110
Black Fox Mine, Canada(5)
GEOs(1)	—	14,279	—	14,279	48,000
Cash Cost ($/GEO)(1)(4)	—	865	—	865	1,025
AISC ($/GEO)(1)(4)	—	1,319	—	1,319	1,210

Notes:

1.         Silver and gold production are presented as gold equivalent ounces (GEOs). GEOs approximate prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2016 and 2017 is 75:1.

2.         All amounts are reported in US dollars unless otherwise stated.

3.         Represents the portion attributable to us from our 49% interest in the San José Mine.

4.         Earnings from mining operations, total cash costs, all-in sustaining costs (AISC), and cash, investments and precious metals are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

5.         Since the Black Fox mine was acquired on October 6, 2017, only gold production from the mine after this date was included in the 2017 total.

The table below provides financial highlights for the year ended December 31, 2017, and comparative results from last year.

Financial Highlights

	Year Ended Dec 31, 2016	Year Ended Dec 31, 2017
Treasury
Cash, Investments and Precious Metals ($ millions)(4)	58.8	68.1
Working Capital ($ millions)	58.0	49.2
Debt	nil	nil
Earnings from Mining Operations(4)
El Gallo Mine ($ millions)	34.1	22.1
San José Mine (49%) ($ millions)	30.5	24.5
Black Fox Mine ($ millions)	—	2.2
Consolidated Net Income
Net Income (Loss) ($ millions)	21.1	(10.6)
Net Income (Loss) per Share ($)	0.07	(0.03)
Cash Flow
Net Cash Flow Provided (Used) in Operations ($ millions)	25.2	(15.4)

El Gallo Mine, Mexico (100%)

Production in 2017 was 46,694 GEOs, compared to 55,265 GEOs in 2016. The mine experienced a production shortfall  of 7% relative to our guidance due to a serious mechanical crusher failure at the end of July. As a result, costs were higher than forecasted with cash costs of $791 per GEO and all-in sustaining costs (AISC) of $909 per GEO. Production and cost guidance for 2018 are for 32,000 GEOs at a cash cost and AISC of $650 and $715 per GEO, respectively.

Mining from the existing open pits will cease in the second quarter of 2018 while heap leaching activities are expected continue until 2020, or as long as it remains economical to do so. Currently we are mining from the levels in the pits where the ores are transitioning from oxide to sulfide, and will soon be unsuitable for heap leach gold recovery. In order to treat the sulfide ores we would need to build a new treatment facility. Our exploration has been encountering encouraging grades in sulfide ores, and an assessment of how best to treat them is underway in conjunction with our work on the nearby El Gallo Silver Project.

In 2017, we invested $5.6 million in near-mine and district scale exploration. Our 2018 exploration budget is $1.1 million.

El Gallo Silver Project, Mexico (100%)

During 2017, we took the opportunity to reexamine the feasibility study done in 2012 to identify opportunities to reduce initial capital investment required to start the project and to lower the estimated operating costs, while minimizing the impact on potential silver production levels. Alternative mill configurations, mine plans, and tailings deposition methods have been considered in an updated pre-feasibility study, which is expected to be completed in the second quarter of 2018.

In 2017, we invested $1.6 million in exploration and $0.7 million in feasibility and development initiatives. Our 2018 budget is $3.4 million to cover exploration and feasibility advancement.

Black Fox Mine, Canada (100%)

On October 6, 2017 we completed the purchase of Black Fox for $27.5 million in cash and the assumption of certain liabilities. It is an underground gold mine, which has produced a total of 835,000 ounces of gold since 1997. During the full years of 2016 and 2017 the mine produced approximately 62,000 and 65,000 ounces of gold, respectively. The

Black Fox property is located along a prime 4.5 mile (7.2 km) section of the Destor-Porcupine Fault Zone, which is host to many world-class gold deposits. The property is already well endowed with gold mineralization and has very attractive geological potential.

We purchased the mine complex at a very attractive price of 6 cents on the dollar invested by the previous owner. The mine needs considerable work to better define its geology in order to develop a longer and lower cost per ounce production plan. We are working to improve Black Fox by expanding the resource and reserve base, bringing down the cost of production and ultimately increasing profitability. For 2018, we have budgeted a total of $5.3 million for sustaining and capital expenditures, and $11.5 million for exploration.

During Q4 2017, the mine produced 14,279 GEOs, in-line with our production expectations established during the acquisition. For 2017, total cash costs and AISC were $865 and $1,319 per GEO, respectively. Production and cost guidance for 2018 are for 48,000 GEOs at a cash cost and AISC of $1,025 and $1,210 per GEO, respectively.

San José Mine, Argentina (49%)

Our attributable production from San José in 2017 was 49,233 gold ounces and 3,159,352 silver ounces, for a total of 91,357 GEOs. Compared to 2016, gold production was up 6% and silver production was down 4%. For 2017, total cash costs and AISC were $839 and $1,027 per GEO, respectively.

During 2017 we received $12.2 million in dividends from our interest in San José. For 2018, we expect to continue to receive dividends in excess of $12 million, with the final amount being determined by the profitability, treasury position, and decisions on capital and exploration investments. Production and cost guidance for 2018 are for 91,000 GEOs at a cash cost and AISC of $860 and $1,110 per GEO, respectively.

For 2018, the operator of the San José mine has budgeted $2.3 million for exploration.

Los Azules Project, Argentina (100%)

The big development for Los Azules during 2017 was the new Preliminary Economic Assessment (“PEA”). The robust economics of the project were highlighted in our press release of September 7, 2017. The PEA model is for a large, long life, short payback copper project that provides us with considerable optionality to the copper price. The complete PEA report is available on the Company’s website (Los Azules PEA report: click here).

We invested $7.9 million at Los Azules during the 2016-2017 exploration season. For the 2017-2018 season we have budgeted $5.3 million to continue with further technical and environmental baseline analysis.

Gold Bar Mine, USA (100%)

Site preparation for the Gold Bar mine construction started immediately after we received our permits to construct and operate the mine in early November. Construction is forecast to be completed by the end of 2018 with commercial production starting in 2019.

On February 15, 2018, we announced the results of the new definitive Feasibility Study for Gold Bar. It incorporates current cost estimates and changes to the mine infrastructure compared to the previous 2015 feasibility study. A summary of the positive economics of the project is available on the Company’s website (Gold Bar FS results: click here), and the full technical report will be available on or before April 2, 2018.

During 2017, we spent $9.1 million on permitting, engineering, and site development activities (including making deposits on long lead time capital equipment) in preparation for project construction. For 2018, we have budgeted approximately $71 million for construction activities, subject to capital availability.

Capital Distributions

During the year ended December 31, 2017, the Company paid two semi-annual distributions on February 14 and August 17, totaling $0.01 per share of common stock, for a total distribution of $3.1 million. As a result of the Tax and Jobs Act, enacted on December 22, 2017, the Company incurred a one-time transition tax on earnings of certain foreign subsidiaries, that were previously tax deferred. Including our subsidiaries’ foreign earnings, the Company will be in a taxable income position for 2017. Consequently, the distributions made during 2017 have been re-characterized from returns of capital to taxable dividends. The Company will make the necessary tax withholding payments to the IRS, and shareholders will be taxed on the distributions as though they were dividends. We anticipate that distributions made during 2018 will be returns of capital rather than taxable dividends.

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our 2017 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants over the telephone or can be emailed in advance to info@mcewenmining.com.

Thursday, Feb 22nd, 2018 11:00 am ET	Toll Free US & Canada:	1 (844) 630-9911
	Outside US & Canada:	1 (210) 229-8828
	Conference ID Number:	20 54 739
	Webcast Link:	https://edge.media-server.com/m6/p/vxbqrdga

An archived replay of the webcast will be available for one week after it takes place. Access the replay using the link https://edge.media-server.com/m6/p/vxbqrdga or calling (855) 859-2056 (North America) / (404) 537-3406 (International), Conference ID Number 2054739.

Management Focus on Operations

In order to better manage our expanded production and project base, Xavier Ochoa, our current President and Chief Operating Officer (COO), has elected to relinquish the title and responsibilities of President in order to focus solely on his roll as COO. Mr. Ochoa’s responsibilities as COO have expanded with the growing demands from our operations and projects and requires all of his time and attention. An executive search is underway to fill the roll of President. In the interim, Rob McEwen, Chairman and Chief Owner, will assume these responsibilities.

San José Resource and Reserve Update

The following are the audited mineral reserve and mineral resource estimates calculated by Hochschild Mining Plc (“Hochschild”), our joint venture partner, for the San José mine as at December 31, 2017. They do not account for depletion from 2018 production, or reserves delineated during 2018.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 4, 2018, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2017 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however they do not include allowances for mill or smelter recoveries.

The tables below summarize the Mineral Reserve and Mineral Resource estimates for the San José Mine.

San José Mine - Mineral Reserve Estimate, December 31, 2017

Reserve Category	Tonnes (000’s)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Proven	973	6.99	490	219	15.3
Probable	434	6.74	384	94	5.4
Proven & Probable	1,407	6.92	457	313	20.7

San José Mine - Mineral Resource Estimate, December 31, 2017

Resource Category	Tonnes (000’s)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (K oz)	Contained Silver (M oz)
Measured	1,580	8.37	583	425	29.6
Indicated	1,655	6.76	427	360	22.7
Measured & Indicated	3,235	7.55	503	785	52.3
Inferred	876	6.68	360	188	10.1

San José Resource and Reserve Notes:

•    Mineral resources are inclusive of mineral reserves.

•    Reserves and resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.

•    Mineral resources which are not mineral reserves, do not have demonstrated economic viability.

•    The quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated.

•    Mineral reserves were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the reserve estimates and found that they meet the requirements for disclosure as reserves under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy (“JORC”) as well as the US Securities and Exchange Commission Industry Guide 7.

•    Mineral Resources were estimated by Hochschild Mining Plc using the CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions. P&E Mining Consultants Inc. have audited the resource estimates and found that they meet both the requirements for Canadian disclosure under NI 43-101 and JORC.

•    Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

•    Metal prices used were US$1,200/oz for gold and US$16.50/oz for silver.

•    For reserves average internal dilution was 6%, average mining and geotechnical dilution was 33% and mine extraction was 58%.

•    Resources for 2017 were defined at a cut-off grade of 252 gpt silver equivalent, which is equivalent to a cut-off value of US$133.65/tonne.

•    For additional information about the San José mine refer to the NI 43-101 technical report titled: “Technical Report on San José Silver-Gold Mine, Santa Cruz, Argentina” dated August 15, 2014 with an effective date of December 31, 2013.

ABOUT MCEWEN MINING

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo Gold mine in Mexico; the Black Fox mine in Timmins, Canada; the Gold Bar mine in Nevada, currently under construction; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has a total of 337 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 24% of the shares.

QUALIFIED PERSON

The technical contents of this news release has been reviewed and approved by Xavier Ochoa, Chief Operating Officer of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

TECHNICAL INFORMATION FOR SAN JOSÉ

The technical content of this news release has been reviewed and approved by Eugene Puritch P. Eng., President of P&E Mining Consultants Inc. An independent audit of the December 31, 2017 resource and reserve estimates was carried out by James Pearson, P.Eng., Douglas Feasby, P.Eng., David Robinson, P.Eng., David Burga, P.Geo. and Fred Brown, CPG, PrSciNat, P.Geo. under the direction of P&E President Eugene Puritch, P.Eng., FEC, CET. Each of the foregoing is a Qualified Person and independent of the Corporation, in each case, within the meaning of NI 43-101 and Competent Persons under JORC. A site visit to the San José mine was carried out by two of these individuals on January 10, 2018. No issues with the mineral reserve or mineral resource estimate were identified during or since the site visit.

RELIABILITY OF INFORMATION REGARDING SAN JOSÉ

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC, where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2017.

Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations. We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Annual Report on Form 10-K for the year ended December 31, 2017.

Cash, investments and precious metals

The term cash, investments and precious metals used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Cash, investments and precious metals is calculated as the sum of cash, investments and ounces of doré held in inventory, valued at the London P.M. Fix spot price at the corresponding period. A reconciliation to the most directly comparable U.S. GAAP measure, Sales of Gold and Silver, is provided in McEwen Mining’s Annual  Report on Form 10-K for the year ended December 31, 2017.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Website: www.mcewenmining.com	150 King Street West
Investor Relations		Suite 2800, P.O. Box 24
(647)-258-0395 ext 320	Facebook: facebook.com/mcewenrob	Toronto, ON, Canada
info@mcewenmining.com		M5H 1J9
	Twitter: twitter.com/mcewenmining	(866)-441-0690

Instagram: instagram.com/mcewenmining